Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2014 First Quarter EPS of $0.63

Expects Second Quarter EPS of $0.75 to $0.79

FORT LAUDERDALE, Fla., May 1, 2014 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, anesthesia, maternal-fetal, pediatric cardiology, and other pediatric physician services, today reported earnings of $0.63 per share for the three months ended March 31, 2014, an increase of 15% over the prior-year period.

For the 2014 first quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 12.7 percent to $566 million;

•	Operating income growth of 13.7 percent to $104 million; and

•	Net income growth of 15.0 percent to $64 million.

“Our strong operating results reflect both the continued expansion of our national group practice and the operational efficiencies that this expansion affords us,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our acquisition pipeline remains very strong, and we were able to begin 2014 with five acquisitions, three completed during the first quarter and another two thus far in the second quarter, as we continue to expand our footprint at both American Anesthesiology and Pediatrix Medical Group.”

MEDNAX’s net patient service revenue for the three months ended March 31, 2014 increased by 12.7 percent, to $566.3 million, from $502.7 million for the comparable prior-year period, largely driven by contributions from acquisitions completed since January 2013.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 9.6 percent, while overall same-unit revenue grew by 3.1 percent when compared to the prior year period.

During the three months ended March 31, 2014, MEDNAX recorded parity revenue from payors within those states that are now paying at the Medicare rate for Medicaid services as a result of the Patient Protection and Affordable Care Act. MEDNAX’s first quarter results include approximately $14.0 million in parity revenue that contributed approximately $0.04 to its net income per diluted share, reflecting the impacts from incentive compensation and income taxes.

Same-unit growth from net reimbursement-related factors was 3.4 percent. This was principally due to the favorable impact of the parity revenue recorded during the three months ended March 31, 2014 and continued modest improvements in reimbursements received from third-party commercial payors resulting from the Company’s ongoing contract renewal process, slightly offset by a decrease in revenue from a shift in payor mix to government payors from commercial payors, year-over-year.

On a same-unit basis, the percentage of services reimbursed under government programs shifted by 20 basis points toward a higher percentage of services reimbursed under government programs for the 2014 first quarter when compared with the prior-year period.

Same-unit growth attributable to patient volume decreased slightly, by 30 basis points, for the 2014 first quarter when compared to the prior-year period. Growth in our neonatal intensive care, other pediatric services and cardiology volumes were offset by declines in maternal-fetal medicine services, as well as anesthesia volumes, which were impacted by the winter weather. For the 2014 first quarter, compared to the 2013 period, same-unit neonatal intensive care unit (NICU) patient days were up 1.6 percent.

Operating income for the 2014 first quarter was $104.1 million, up 13.7 percent from $91.6 million for the prior-year period. Operating margin was 18.4 percent for the 2014 first quarter, as compared to 18.2 percent for the prior-year period. The increase of 17 basis points was primarily the result of slower growth in general and administrative expenses as compared to revenue, partially offset by the variability in margins due to the mix of practices acquired since January 2013.

For the 2014 first quarter, general and administrative expenses were $58.4 million, as compared to $53.3 million for the prior-year period, a growth rate of 9.6 percent, which is considerably lower than the rate of revenue growth. General and administrative expenses as a percentage of net patient service revenue was 10.3 percent for the three months ended March 31, 2014 as compared to 10.6 percent for the three months ended March 31, 2013.

MEDNAX generated net income of $63.7 million for the 2014 first quarter, or $0.63 per share based on a weighted average 100.7 million shares outstanding. This compares with net income of $55.4 million, or $0.55 per share, for the 2013 first quarter, based on a weighted average 100.8 million shares outstanding.

MEDNAX had cash and cash equivalents of $19.8 million at March 31, 2014, and net accounts receivable were $315.7 million.

During the 2014 first quarter, MEDNAX used $49.8 million of its cash to fund operations, which compares with $18.4 million of cash used to fund operations for the 2013 first quarter. MEDNAX typically uses cash during the first quarter of each year as it pays incentive compensation, principally to physicians, and employee benefit plan matching contributions that had accrued during the prior year.

MEDNAX used approximately $72.8 million of its cash during the 2014 first quarter to fund practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the first quarter of 2014, three physician group practices were acquired, with two becoming part of American Anesthesiology and one joining Pediatrix Medical Group.

Since the end of the 2014 first quarter, MEDNAX has announced the acquisition of Fredericksburg Anesthesia Associates, a private physician group practice based in Fredericksburg, Virginia, that will be the third Virginia-based practice to join American Anesthesiology, and Cross River Anesthesiology Services, a private physician group practice based in Kingston, New York, that will be the third New York-based practice to join American Anesthesiology.

The Company also used approximately $117 million of its cash to repurchase shares of its common stock under a repurchase program that was approved by its Board of Directors in July 2013.

2014 Second Quarter Outlook

For the 2014 second quarter, MEDNAX expects earnings will be in a range of $0.75 to $0.79 per share. This outlook assumes that total same-unit revenue growth for the three months ended June 30, 2014 will grow by 3.0 percent to 5.0 percent from the prior-year period. This same-unit revenue growth will be driven primarily by net reimbursement growth, including the positive impact from parity. The forecast estimates volume to be essentially flat to 1.0 percent higher for the 2014 second quarter, as compared to the 2013 first quarter.

Included in the outlook for the 2014 second quarter is approximately $0.04 to $0.05 per share from Medicaid parity, reflecting the impacts from incentive compensation and income taxes.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.D.T. May 15, 2014 by dialing 800.475.6701, access Code 323686. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation’s leading provider of neonatal, anesthesia, maternal-fetal and pediatric physician subspecialty services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a division of MEDNAX, was founded in 1979 and includes neonatal physicians who provide services at more than 360 neonatal intensive care units, and collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation’s largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 2,000 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,400 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

###

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Net patient service revenue	$566,338	$502,715

Operating expenses:
Practice salaries and benefits	372,040	329,201
Practice supplies and other operating expenses	21,417	19,500
General and administrative expenses	58,414	53,318
Depreciation and amortization	10,370	9,144

Total operating expenses	462,241	411,163

Income from operations	104,097	91,552
Investment and other income	1,635	402
Interest expense	(1,371)	(1,189)

Income before income taxes	104,361	90,765
Income tax provision	40,701	35,398

Net income	$63,660	$55,367

Net income per common and common equivalent share (diluted)	$0.63	$0.55

Weighted average shares used in computing net income per common and common equivalent share (diluted)	100,696	100,784

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	March 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$19,775	$31,137
Short-term investments	7,725	6,457
Accounts receivable, net	315,689	285,397
Other current assets	52,807	45,134
Goodwill, other assets, property and equipment	2,703,148	2,640,591

Total assets	$3,099,144	$3,008,716

Liabilities and shareholders’ equity:
Accounts payable and accrued expenses	$178,088	$308,754
Total debt	248,210	27,235
Other liabilities	365,766	329,739

Total liabilities	792,064	665,728
Shareholders’ equity	2,307,080	2,342,988

Total liabilities and shareholders’ equity	$3,099,144	$3,008,716